New York Mortgage Trust Reports
Third Quarter 2015 Results

NEW YORK, NY - November 3, 2015 (GLOBE NEWSWIRE) - New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT,” the “Company,” “we,” “our” or “us”) today reported results for the quarter ended September 30, 2015.

Summary of Third Quarter 2015:

•	Net income attributable to common stockholders of $22.4 million, or $0.20 per share.

•	Net interest income of $18.3 million and net interest margin of 354 basis points.

•
Sold two pools of distressed residential mortgage loans for aggregate proceeds of approximately $144.2 million, which resulted in a net realized gain, before income taxes, of approximately $23.9 million.

•
Closed on the acquisition of distressed residential mortgage loans for an aggregate purchase price of approximately $67.6 million. The pools are comprised of re-performing first lien mortgage loans having an aggregate unpaid principal balance of approximately $81.4 million as of the date we acquired such loans.

•	Book value per common share of $6.82 at September 30, 2015 as compared to $6.82 at June 30, 2015 and $7.07 per common share at December 31, 2014.

•	Declared third quarter dividend of $0.24 per common share that was paid on October 26, 2015.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). NYMT is an internally managed real estate investment trust, or REIT, which invests in mortgage-related and financial assets and targets residential mortgage loans, including second mortgages and loans sourced from distressed markets, multi-family CMBS, direct financing to owners of multi-family properties through mezzanine loans and preferred equity investments and other commercial real estate-related investments, Agency RMBS consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS and Agency IOs consisting of interest only and inverse interest-only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans. RiverBanc LLC, The Midway Group, L.P. and Headlands Asset Management, LLC provide investment management services to the Company with respect to certain of its targeted asset classes. For a list of defined terms used from time to time in this press release, see “Defined Terms” below.

Management Overview

Steven Mumma, NYMT’s Chairman, Chief Executive Officer and President, commented: “We manage the Company’s business with three goals in mind - to provide stable distributions, to maintain a stable book value and to identify and execute transactions that provide opportunistic growth. The 2015 fiscal year has been a very challenging year for the Company’s portfolio. A volatile interest rate environment coupled with ever-constant uncertainty around monetary policy, inconsistent economic data and an overall lack of market liquidity for certain security segments have all weighed heavily on our strategy and performance year to date. In light of these challenges, for the first time in over 3 years, we reduced our dividend payout ratio to $0.24 per share from $0.27. Our decision to reduce the quarterly dividend in September was primarily a function of our earnings performance year to date and our view of the current return environment for new investments. In our view, the supply of investment opportunities that we believe can deliver attractive risk-adjusted returns has declined, and that has made capital reinvestment more difficult in recent quarters. In response to this investment environment, we have maintained a defensive posture, electing to remain under-invested rather than deploying capital to investment strategies that may not satisfy our return criteria. This defensive strategy has resulted in lower current earnings but has delivered a stable book value over the course of the quarter.

Our distressed residential loan portfolio delivered the gains that we had anticipated earlier this year, generating over $24 million in gross realized gains from sales during the quarter, which are gains that were not previously reflected in our earnings or book value. As discussed previously, we initiated a residential second lien program during the third quarter of 2015 and continue to build out our network of lenders. While we believe this product will provide an attractive income stream for the Company over the long term, the current low interest rate environment has limited the overall consumer demand for this product and thus our ability to accumulate these loans is at a slower pace than originally planned.
We continue to concentrate on our credit residential strategy and remain focused on investment opportunities that will provide attractive long term potential returns."

Capital Allocation

The following tables set forth our allocated capital by investment type at September 30, 2015 (dollar amounts in thousands):

	Agency RMBS	Agency IOs	Multi-Family (1)	Distressed Residential Loans	Residential Securitized Loans	Other (2)	Total
Carrying Value	$596,238	$135,373	$446,659	$512,760	$132,882	$5,842	$1,829,754
Liabilities
Callable	(505,183)	(80,892)	—	(185,452)	—	—	(771,527)
Non Callable	—	—	(83,815)	(57,131)	(129,090)	(45,000)	(315,036)
Hedges (Net) (3)	1,440	6,901	—	—	—	—	8,341
Cash (4)	5,002	41,224	695	16,165	—	101,280	164,366
Other	9,171	5,206	(580)	10,064	1,008	(30,119)	(5,250)
Net Capital Allocated	$106,668	$107,812	$362,959	$296,406	$4,800	$32,003	$910,648

(1)
The Company determined it is the primary beneficiary of certain Freddie Mac-sponsored K-Series securitizations (the “Consolidated K-Series,” as defined below) and has consolidated the Consolidated K-Series into the Company’s financial statements.  Average Interest Earning Assets for the quarter excludes all Consolidated K-Series assets other than those securities issued by the securitizations comprising the Consolidated K-Series that are actually owned by us. A reconciliation of net capital allocated in multi-family investments is included below in “Additional Information.”

(2)	Other includes non-Agency RMBS and loans held for investment. Other non-callable liabilities consist of $45.0 million in subordinated debentures.

(3)	Includes derivative assets, derivative liabilities, payable for securities purchased and restricted cash posted as margin.

(4)
Includes $23.9 million held in overnight deposits in our Agency IO portfolio to be used for trading purposes. Such deposit is included in the Company’s accompanying condensed consolidated balance sheet in receivables and other assets.

Results of Operations

For the three months ended September 30, 2015, we reported net income attributable to common stockholders of $22.4 million as compared to net income attributable to common stockholders of $38.3 million for the same period in 2014. The main components of the change in net income for the three months ended September 30, 2015 as compared to the same periods in 2014 are detailed in the following table (dollar amounts in thousands, except per share data):

	Three Months Ended September 30,
	2015	2014	$ Change
Net interest income	$18,292	$19,320	$(1,028)
Total other income	$20,218	$33,118	$(12,900)
Total general, administrative and other expenses	$(9,830)	$(11,613)	$1,783
Income from operations before income taxes	$28,680	$40,825	$(12,145)
Income tax expense	$(3,048)	$(1,100)	$(1,948)
Net income	$25,632	$39,725	$(14,093)
Preferred stock dividends	$(3,225)	$(1,453)	$(1,772)
Net income attributable to common stockholders	$22,407	$38,272	$(15,865)
Basic income per common share	$0.20	$0.42	$(0.22)
Diluted income per common share	$0.20	$0.42	$(0.22)

Net Interest Income

The decrease in net interest income of approximately $1.0 million for the three months ended September 30, 2015 as compared to the corresponding period in 2014 was driven by:

•
An increase in net interest income of approximately $5.0 million in our distressed residential loan portfolio due to an increase in average interest earning assets in this portfolio. Average interest earning assets in this portfolio increased to $591.8 million for the three months ended September 30, 2015 as compared to $254.7 million in the corresponding period in 2014.

•
A decrease in net interest income of approximately $1.8 million and $0.9 million in our Agency IO and Agency RMBS portfolios, respectively, due to a decrease in average interest earning assets in these portfolios and higher prepayment rates.

•	A decrease in net interest income of approximately $0.8 million in our multi-family portfolio due to a reduction in this portfolio’s average interest earning assets.

•	A decrease in net interest income of approximately $2.4 million due to the sale of CLO securities in the second quarter of 2015.

The following table sets forth certain information about our portfolio by investment type and the related interest income, interest expense, weighted average yield, average cost of funds and net interest spread for the three months ended September 30, 2015 and 2014, respectively (dollar amounts in thousands):

Three Months Ended September 30, 2015

	Agency RMBS	Agency IOs	Multi-Family (1)	Distressed Residential Loans	Residential Securitized Loans	Other	Total
Interest Income	$2,413	$2,322	$8,070	$11,540	$824	$30	$25,199
Portfolio Interest Expense	(1,161)	(225)	(1,503)	(3,325)	(219)	—	(6,433)
Net Interest Income (2)	$1,252	$2,097	$6,567	$8,215	$605	$30	$18,766

Average Interest Earning Assets (3)	$610,301	$134,765	$264,935	$591,792	$141,400	$2,488	$1,745,681
Yield on Average Interest Earning Assets (4)	1.58%	6.89%	12.18%	7.8%	2.33%	4.82%	5.77%
Less: Average Cost of Funds (5)	(0.88)%	(1.29)%	(7.06)%	(3.94)%	(0.64)%	—%	(2.23)%
Net Interest Spread (6)	0.70%	5.60%	5.12%	3.86%	1.69%	4.82%	3.54%

Three Months Ended September 30, 2014

	Agency RMBS	Agency IOs	Multi-Family (1)	Distressed Residential Loans	Residential Securitized Loans	Other	Total
Interest Income	$3,217	$4,052	$9,760	$5,209	$966	$2,423	$25,627
Portfolio Interest Expense	(1,030)	(188)	(2,417)	(1,972)	(223)	(12)	(5,842)
Net Interest Income (2)	$2,187	$3,864	$7,343	$3,237	$743	$2,411	$19,785

Average Interest Earning Assets (3)	$711,233	$145,911	$312,391	$254,682	$159,496	$25,692	$1,609,405
Yield on Average Interest Earning Assets (4)	1.81%	11.11%	12.5%	8.18%	2.42%	37.72%	6.37%
Less: Average Cost of Funds (5)	(0.72)%	(0.86)%	(7.18)%	(4.78)%	(0.58)%	(1.85)%	(2.09)%
Net Interest Spread (6)	1.09%	10.25%	5.32%	3.40%	1.84%	35.87%	4.28%

(1)
The Company determined it is the primary beneficiary of certain Freddie Mac-sponsored K-Series securitizations (the “Consolidated K-Series,” as defined below) and has consolidated the Consolidated K-Series into the Company’s financial statements.  Interest income amounts represent interest income earned by securities that are actually owned by us. A reconciliation of interest income to our financial statements is included below in “Additional Information.”

(2)	Net Interest Income excludes interest expense on our subordinated debentures.

(3)	Our Average Interest Earning Assets is calculated each quarter based on daily average amortized cost.

(4)	Our Weighted Average Yield on Interest Earning Assets was calculated by dividing our annualized interest income for the quarter by our average Interest Earning Assets for the quarter.

(5)
Our Average Cost of Funds was calculated by dividing our annualized interest expense by our average interest bearing liabilities, excluding subordinated debentures for the quarter. Our Average Cost of Funds includes interest expense on our interest rate swaps.

(6)	Net Interest Spread is the difference between our Weighted Average Yield on Interest Earning Assets and our Average Cost of Funds, excluding the Weighted Average Cost of subordinated debentures.

Prepayment History

The following table sets forth the actual constant prepayment rates (“CPR”) for selected asset classes, by quarter, for the quarterly periods indicated:

Quarter Ended	Agency ARMs	Agency Fixed Rate	Agency IOs	Non-Agency RMBS	Residential Securitizations	Total Weighted Average
September 30, 2015	18.6%	10.5%	18.0%	12.5%	8.9%	15.1%
June 30, 2015	9.2%	10.6%	16.3%	12.5%	11.1%	13.3%
March 31, 2015	9.1%	6.5%	14.7%	15.5%	13.7%	11.5%
December 31, 2014	12.3%	6.5%	14.6%	13.7%	5.4%	11.1%
September 30, 2014	20.5%	9.2%	15.2%	18.7%	5.4%	13.1%
June 30, 2014	9.9%	6.7%	12.7%	10.5%	7.0%	10.1%
March 31, 2014	8.8%	5.2%	11.3%	9.7%	7.5%	8.8%

Other Income

The decrease in other income of approximately $12.9 million for the three months ended September 30, 2015 as compared to the corresponding period in 2014 was driven by:

•
A decrease in realized gain on investment securities and related hedges of $20.0 million. Our Agency IO portfolio experienced an increase in realized losses on its derivative instruments of $3.5 million for the three months ended September 30, 2015, as compared to the same period in 2014. In addition, realized gains in our multi-family portfolio decreased by $16.4 million for the three months ended September 30, 2015 due to the sale of a single multi-family CMBS in the third quarter of 2014 that resulted in a realized gain of $16.5 million.

•
An increase in net unrealized loss on investment securities and related hedges of $1.6 million for the three months ended September 30, 2015, primarily related to our Agency IO portfolio. For the three months ended September 30, 2015, our Agency IO portfolio was negatively impacted by increased prepayment levels and overall interest rate volatility.

•	A decline in net unrealized gains on multi-family loans and debt held in securitization trusts of $20.3 million due to widening credit spreads in the third quarter of 2015.

•
An increase in realized gains on distressed residential mortgage loans of $26.4 million due primarily to the sale of two pools of distressed residential mortgage loans with a carrying value of $120.3 million for aggregate proceeds of approximately $144.2 million in September 2015.

Comparative Expenses (dollar amounts in thousands)

	Three Months Ended September 30,
General, Administrative and Other Expenses	2015	2014	$ Change
Salaries, benefits and directors’ compensation	$1,196	$1,244	$(48)
Base management and incentive fees	3,676	7,752	(4,076)
Expenses on distressed residential mortgage loans	3,261	1,491	1,770
Other	1,697	1,126	571
Total	$9,830	$11,613	$(1,783)

The decrease in base management and incentive fees for the three months ended September 30, 2015 as compared to the same period in 2014 was primarily driven by a decrease in incentive compensation earned by RiverBanc. In the third quarter of 2014, RiverBanc earned incentive compensation from the sale of the multi-family CMBS security that generated $16.5 million in realized gains.

The increase in expenses related to distressed residential mortgage loans for the three months ended September 30, 2015 as compared to the same period in 2014 is due to a higher average balance of loans outstanding, thereby resulting in higher servicing costs, work-out costs and due diligence costs.

Income Tax Expense

The increase in income tax expense of approximately $1.9 million for the three months ended September 30, 2015 as compared to the same period in 2014 was primarily due to increased loan sale activity in our distressed residential loan portfolio during the third quarter of 2015 as compared to third quarter of 2014. The realized gain on sale from loan activity is transacted in a taxable REIT subsidiary for REIT compliance purposes and accordingly is subject to local, state and federal taxes.

Analysis of Changes in Book Value

The following table analyzes the changes in book value of our common stock for the three months ended September 30, 2015 (amounts in thousands, except per share):

	Three Months Ended September 30, 2015
	Amount	Shares	Per Share (1)
Beginning Balance	$746,449	109,402	$6.82
Amortization of stock based compensation, net	263
Balance after share activity	746,712	109,402	6.83
Dividends declared	(26,256)		(0.24)
Net change AOCI: (2)
Hedges	(781)		(0.01)
RMBS	3,811		0.04
CMBS	(245)		—
Net income attributable to common stockholders	22,407		0.20
Ending Balance	$745,648	109,402	$6.82

(1)	Outstanding shares used to calculate book value per share for the ending balance is based on outstanding shares as of September 30, 2015 of 109,401,721.

(2)	Accumulated other comprehensive income (“AOCI”).

Conference Call

On Wednesday, November 4, 2015 at 9:00 a.m., Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company’s financial results for the three and nine months ended September 30, 2015. The conference call dial-in number is (877) 312-8806. The replay will be available until Thursday, November 12, 2015 and can be accessed by dialing (855) 859-2056 and entering passcode 61630388. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

Third quarter 2015 financial and operating data can be viewed on the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on or about November 9, 2015. A copy of the Form 10-Q will be posted at the Company’s website as soon as reasonably practicable following its filing with the Securities and Exchange Commission.

Defined Terms

The following defines certain of the commonly used terms in this press release: “RMBS” refers to residential mortgage-backed securities comprised of adjustable-rate, hybrid adjustable-rate, fixed-rate, interest only and inverse interest only, and principal only securities; “Agency RMBS” refers to RMBS representing interests in or obligations backed by pools of residential mortgage loans issued or guaranteed by a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government, such as the Government National Mortgage Association (“Ginnie Mae”); “Agency ARMs” refers to Agency RMBS comprised of adjustable-rate and hybrid adjustable-rate RMBS; “IOs” refers collectively to interest only and inverse interest only mortgage-backed securities that represent the right to the interest component of the cash flow from a pool of mortgage loans; “Agency IOs” refers to an IO that represents the right to the interest component of cash flow from a pool of residential mortgage loans issued or guaranteed by a GSE, or an agency of the U.S. government; “POs” refers to mortgage-backed securities that represent the right to the principal component of the cash flow from a pool of mortgage loans; “ARMs” refers to adjustable-rate residential mortgage loans; “residential securitized loans” refers to prime credit quality residential ARM loans held in securitization trusts; “distressed residential mortgage loans” refers to pools of performing, re-performing and to a lesser extent non-performing, fixed-rate and adjustable-rate, fully amortizing, interest-only and balloon, seasoned mortgage loans secured by first liens on one- to four-family properties; “CMBS” refers to commercial mortgage-backed securities comprised of commercial mortgage pass-through securities, as well as IO or PO securities that represent the right to a specific component of the cash flow from a pool of commercial mortgage loans; “multi-family CMBS” refers to CMBS backed by commercial mortgage loans on multi-family properties; “multi-family securitized loans” refers to the commercial mortgage loans included in the Consolidated K-Series; “CDO” refers to collateralized debt obligation; “CLO” refers to collateralized loan obligation; and Consolidated K-Series” refers to, as of September 30, 2015, five separate Freddie Mac- sponsored multi-family loan K-Series securitizations, or as of December 31, 2014, six separate Freddie Mac- sponsored multi-family loan K-Series securitizations, of which we, or one of our special purpose entities, or SPEs, own the first loss PO securities and certain IO securities.

Additional Information

We determined that the Consolidated K-Series were variable interest entities and that we are the primary beneficiary of the Consolidated K-Series. As a result, we are required to consolidate the Consolidated K-Series’ underlying multi-family loans including their liabilities, income and expenses in our consolidated financial statements. We have elected the fair value option on the assets and liabilities held within the Consolidated K-Series, which requires that changes in valuations in the assets and liabilities of the Consolidated K-Series be reflected in our consolidated statements of operations.

A reconciliation of our net capital allocated to multi-family investments to our condensed consolidated financial statements as of September 30, 2015 is set forth below (dollar amounts in thousands):

Multi-family loans held in securitization trusts, at fair value	$7,296,462
Multi-family CDOs, at fair value	(7,011,351)
Net carrying value	285,111
Investment securities available for sale, at fair value held in securitization trusts	40,608
Total CMBS, at fair value	325,719
First mortgage loan, mezzanine loan and preferred equity investments	120,940
Securitized debt	(83,815)
Cash and other	115
Net Capital in Multi-Family	$362,959

A reconciliation of our interest income in multi-family investments to our condensed consolidated financial statements for the three months ended September 30, 2015 and 2014, respectively is set forth below (dollar amounts in thousands):

	Three Months Ended September 30,
	2015	2014
Interest income, multi-family loans held in securitization trusts	$63,431	$75,891
Interest income, investment securities, available for sale (1)	870	2,546
Interest expense, multi-family collateralized obligation	57,388	69,310
Interest income, multi-family CMBS	6,913	9,127
Interest income, mezzanine loan and preferred equity investments (1)	1,157	633
Interest income in Multi-Family	$8,070	$9,760

(1)	Included in the Company’s accompanying condensed consolidated statements of operations in interest income, investment securities and other.

When used in this press release, in future filings with the Securities and Exchange Commission (“SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.

Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The following factors are examples of those that could cause actual results to vary from the Company’s forward-looking statements: changes in interest rates and the market value of the Company’s securities; changes in credit spreads; the impact of the downgrade of the long-term credit ratings of the U.S., Fannie Mae, Freddie Mac, and Ginnie Mae; market volatility; changes in the prepayment rates on the mortgage loans underlying the Company’s investment securities; increased rates of default and/or decreased recovery rates on the Company’s assets; the Company’s ability to borrow to finance its assets; changes in governmental laws, regulations or policies affecting the Company’s business; the Company’s ability to maintain its qualification as a REIT for federal tax purposes; the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including the risk factors described in the Company’s periodic reports filed with the SEC, could cause the Company’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

CONTACT:    AT THE COMPANY
Kristine R. Nario
Chief Financial Officer
Phone: (646) 216-2363
Email: knario@nymtrust.com

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except share data)

	September 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Investment securities, available for sale, at fair value (including pledged securities of $636,081 and $702,684, respectively)	$733,227	$816,647
Investment securities, available for sale, at fair value held in securitization trusts	40,608	38,594
Residential mortgage loans held in securitization trusts (net)	132,882	149,614
Distressed residential mortgage loans held in securitization trusts (net)	156,062	221,591
Distressed residential mortgage loans	353,357	361,106
Multi-family loans held in securitization trusts, at fair value	7,296,462	8,365,514
Derivative assets	286,913	288,850
Receivables for securities sold	1,480	—
Cash and cash equivalents	123,801	75,598
Receivables and other assets	237,018	222,491
Total Assets (1)	$9,361,810	$10,540,005
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$586,075	$651,965
Financing arrangements, distressed residential mortgage loans	185,452	238,949
Residential collateralized debt obligations	129,090	145,542
Multi-family collateralized debt obligations, at fair value	7,011,351	8,048,053
Securitized debt	140,946	232,877
Derivative liabilities	6,670	1,463
Payable for securities purchased	283,991	283,537
Accrued expenses and other liabilities (including $572 and $6,317 to related parties, respectively)	62,587	74,692
Subordinated debentures	45,000	45,000
Total liabilities (1)	8,451,162	9,722,078
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value, 7.75% Series B cumulative redeemable, $25 liquidation preference per share, 6,000,000 and 3,450,000 shares authorized as of September 30, 2015 and December 31, 2014, respectively, 3,000,000 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	72,397	72,397
Preferred stock, $0.01 par value, 7.875% Series C cumulative redeemable, $25 liquidation preference per share, 4,140,000 shares authorized as of September 30, 2015, 3,600,000 and 0 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	86,862	—
Common stock, $0.01 par value, 400,000,000 shares authorized, 109,401,721 and 105,094,565 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	1,094	1,051
Additional paid-in capital	734,381	701,871
Accumulated other comprehensive income	2,222	10,015
Retained earnings	13,692	32,593
Total stockholders' equity	910,648	817,927
Total Liabilities and Stockholders' Equity	$9,361,810	$10,540,005

(1)
Our consolidated balance sheets include assets and liabilities of consolidated variable interest entities ("VIEs") as the Company is the primary beneficiary of these VIEs. As of September 30, 2015 and December 31, 2014, assets of consolidated VIEs totaled $7,674,252 and $8,847,078, respectively, and the liabilities of consolidated VIEs totaled $7,307,182 and $8,457,034, respectively.

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
INTEREST INCOME:
Investment securities and other	$6,792	$12,868	$28,332	$42,025
Multi-family loans held in securitization trusts	63,431	75,891	192,715	226,336
Residential mortgage loans held in securitization trusts	875	970	2,950	2,772
Distressed residential mortgage loans	11,489	5,208	31,975	14,590
Total interest income	82,587	94,937	255,972	285,723

INTEREST EXPENSE:
Investment securities and other	3,432	1,230	10,337	4,102
Multi-family collateralized debt obligations	57,388	69,310	174,475	207,167
Residential collateralized debt obligations	219	223	679	686
Securitized debt	2,782	4,389	8,883	13,350
Subordinated debentures	474	465	1,402	1,390
Total interest expense	64,295	75,617	195,776	226,695

NET INTEREST INCOME	18,292	19,320	60,196	59,028

OTHER INCOME (EXPENSE):
Provision for loan losses	(1,117)	(82)	(1,664)	(1,234)
Realized (loss) gain on investment securities and related hedges, net	(2,895)	17,055	(3,062)	20,419
Gain on de-consolidation of multi-family loans held in securitization trust and multi-family collateralized debt obligations	—	—	1,483	—
Realized gain on distressed residential mortgage loans	27,224	834	31,514	9,477
Unrealized loss on investment securities and related hedges, net	(2,631)	(1,020)	(3,643)	(4,047)
Unrealized (loss) gain on multi-family loans and debt held in securitization trusts, net	(2,170)	18,115	16,876	43,060
Loss on extinguishment of debt	—	(3,397)	—	(3,397)
Other income (including $1,293, $1,244, $4,873 and $1,548 from related parties, respectively)	1,807	1,613	6,393	2,326
Total other income	20,218	33,118	47,897	66,604

Base management and incentive fees (including $1,029, $5,747, $5,851 and $7,966 to related parties, respectively)	3,676	7,752	14,687	15,396
Expenses related to distressed residential mortgage loans	3,261	1,491	7,827	3,920
Other general and administrative expenses	2,893	2,370	7,302	7,433
Total general, administrative and other expenses	9,830	11,613	29,816	26,749

INCOME FROM OPERATIONS BEFORE INCOME TAXES	28,680	40,825	78,277	98,883
Income tax expense	3,048	1,100	4,471	4,668
NET INCOME	25,632	39,725	73,806	94,215
Preferred stock dividends	(3,225)	(1,453)	(7,765)	(4,359)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$22,407	$38,272	$66,041	$89,856

Basic income per common share	$0.20	$0.42	$0.61	$1.06
Diluted income per common share	$0.20	$0.42	$0.61	$1.06
Weighted average shares outstanding-basic	109,402	90,685	108,061	85,018
Weighted average shares outstanding-diluted	109,402	90,685	108,061	85,018